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                        EMPLOYMENT TERMINATION AGREEMENT

         This Employment Termination Agreement is entered into on May 19, 1996, between FINANCING FOR SCIENCE INTERNATIONAL, INC., a Delaware corporation (the "Company") and DR. BARRY R. BRONFIN of Wethersfield, Connecticut (the "Executive"),

                             W I T N E S S E T H :

         WHEREAS, the Company and Executive entered into an Employment Agreement dated as of September 1, 1993, which is presently in force (the "Employment Agreement"); and

         WHEREAS, the Company is negotiating with the management of The FINOVA Group, Inc. ("FINOVA") concerning the possible acquisition of the Company; and

         WHEREAS, in order to facilitate the negotiations with FINOVA the Company and the Executive desire to provide for the termination of the Employment Agreement upon the terms set forth herein in the event that such an acquisition occurs;

         NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

         1. Definitions. The term "Acquisition" as used in this Agreement shall mean an acquisition of the business of the Company by FINOVA by means of merger or consolidation with the Company, or by a purchase of capital stock of the Company, or by a purchase of assets of the Company, if and when incident thereto
(a) the composition of the Board of Directors of the Company (the "Board") changes so that a majority of the Board is not comprised of individuals who were members of the Board immediately prior to such merger, consolidation or purchase of stock or assets or (b) the stockholders of the Company acquire the right to receive, in exchange for or upon surrender of their stock, cash or other securities or a combination of the two.

         2. Termination of the Employment Agreement. The Executive and the Company agree that upon the closing of an Acquisition, the Employment Agreement shall automatically terminate and be of no further force or effect whatsoever, and effective upon such closing Executive hereby releases the Company from any and all obligations to him under the Employment Agreement.

         3. Other Documents. The Company and the Executive agree to execute and deliver to each other all such other and further documents as may be necessary or appropriate to carry out the intent of this Agreement.
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     4.   Benefit and Burden; Governing Law. This Agreement shall
be binding upon and inure to the benefit of the Company and its successors and assigns and the Executive and his heirs and legal representatives and shall be governed by the laws of the State of Connecticut.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

                                            FINANCING FOR SCIENCE
                                            INTERNATIONAL, INC.

  /s/ Barry R. Bronfin                      By:  /s/ Geoffrey W. Nelson
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Barry R. Bronfin                               Geoffrey W. Nelson
                                               Assistant Secretary
                                               Hereunto duly authorized

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